Exhibit 99.1

Blueprint Medicines Receives Complete Response Letter from FDA for Avapritinib

New Drug Application for the Treatment of Fourth-Line Gastrointestinal Stromal Tumor

CAMBRIDGE, Mass., May 15,  2020 –Blueprint Medicines Corporation (NASDAQ: BPMC), a precision therapy company focused on genomically defined cancers, rare diseases and cancer immunotherapy, today announced that the U.S. Food and Drug Administration (FDA) has issued a complete response letter (CRL) for the new drug application of avapritinib for the treatment of adults with unresectable or metastatic fourth-line gastrointestinal stromal tumor (GIST). The CRL states that the FDA cannot approve the application.

As previously announced, Blueprint Medicines plans to continue to commercialize AYVAKIT™ (avapritinib) in the United States for the treatment of adults with unresectable or metastatic GIST harboring a PDGFRA exon 18 mutation, including PDGFRA D842V mutations, and seek marketing approval for avapritinib for the treatment of this patient population in additional geographies, including the European Union. In addition, Blueprint Medicines continues to advance development of avapritinib for the treatment of systemic mastocytosis (SM). Based on top-line results reported in April 2020 for Blueprint Medicines’ Phase 3 VOYAGER trial, the company previously announced plans to discontinue further development of avapritinib in GIST indications other than PDGFRA exon 18 mutant GIST.

About AYVAKIT (avapritinib)

AYVAKIT (avapritinib) is a kinase inhibitor approved by the FDA for the treatment of adults with unresectable or metastatic GIST harboring a PDGFRA exon 18 mutation, including PDGFRA D842V mutations. AYVAKIT is the first precision therapy approved to treat a genomically defined population of patients with GIST and the only highly active treatment for PDGFRA exon 18 mutant GIST. The FDA granted Breakthrough Therapy Designation to avapritinib for the treatment of unresectable or metastatic GIST harboring the PDGFRA D842V mutation. For more information, visit AYVAKIT.com.

Avapritinib is not approved for the treatment of any other indication in the U.S. or any other jurisdiction by the FDA or any other health authority.

Blueprint Medicines is developing avapritinib globally for the treatment of advanced, smoldering and indolent SM. The FDA granted Breakthrough Therapy Designation to avapritinib for the treatment of advanced SM, including the subtypes of aggressive SM, SM with an associated hematologic neoplasm and mast cell leukemia.

Blueprint Medicines has an exclusive collaboration and license agreement with CStone Pharmaceuticals for the development and commercialization of avapritinib and certain other drug candidates in Mainland China, Hong Kong, Macau and Taiwan. Blueprint Medicines retains development and commercial rights for avapritinib in the rest of the world.

About Blueprint Medicines

Blueprint Medicines is a precision therapy company striving to improve human health. With a focus on genomically defined cancers, rare diseases and cancer immunotherapy, we are developing transformational medicines rooted in our leading expertise in protein kinases, which are proven drivers of disease. Our uniquely targeted, scalable approach empowers the rapid design and development of new treatments and increases the likelihood of clinical success. We have one FDA-approved precision therapy and are currently advancing multiple investigational medicines in clinical development, along with a number of research programs. For more information, visit www.BlueprintMedicines.com and follow us on Twitter (@BlueprintMeds) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans to continue to commercialize AYVAKIT in the United States for the treatment of adults with unresectable or metastatic GIST harboring a PDGFRA exon 18 mutation, including PDGFRA D842V mutations, and plans to seek marketing approval for avapritinib for the treatment of this patient population in additional geographies; plans to discontinue further development of avapritinib for GIST indications other than PDGFRA exon 18 mutant GIST; the potential benefits of Blueprint Medicines’ current and future drug candidates in treating patients; and Blueprint Medicines’ strategy, goals and anticipated milestones, business plans and focus. The words “aim,” “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the impact of the COVID-19 pandemic to Blueprint Medicines’ business, operations, strategy, goals and anticipated milestones, including Blueprint Medicines’ ongoing and planned research and discovery activities, ability to conduct ongoing and planned clinical trials, clinical supply of current or future drug candidates, commercial supply of current or future approved products, and the launch, marketing and sale of current or future approved products; Blueprint Medicines’ ability and plan in establishing a commercial infrastructure, and successfully launching, marketing and selling its approved product; Blueprint Medicines’ ability to successfully expand the approved indications for AYVAKIT or obtain marketing approval for AYVAKIT in additional geographies in the future; the delay of any current or planned clinical trials or the development of Blueprint Medicines’ drug candidates or licensed product candidate; Blueprint Medicines’ advancement of multiple early-stage efforts; Blueprint Medicines’ ability to successfully demonstrate the efficacy and safety of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; the preclinical and clinical results for Blueprint Medicines’ drug candidates, which may not support further development of such drug candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Blueprint Medicines’ ability to develop and commercialize companion diagnostic tests for its current and future drug candidates; and the success of Blueprint Medicines’ current and future collaborations or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines’ filings with the Securities and Exchange Commission (SEC), including Blueprint Medicines’ most recent Annual Report on Form 10-K, as supplemented by its most recent Quarterly Report on Form 10-Q and any other filings that Blueprint Medicines has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations Contact

Kristin Hodous

617-714-6674

ir@blueprintmedicines.com

Media Relations Contact

Andrew Law

617-844-8205

media@blueprintmedicines.com